Exhibit 10.23

[Translation of Chinese original]

Interest Payment Agreement

Party A: Beijing Novel-Tongfang Digital TV Technology Co., Ltd.

Party B: Beijing Super TV Co., Ltd.

In respect of the fact that Party A has long occupied funds in large amounts owned by Party B, under the principle of equality and fairness and through friendly consultations, both Parties hereto agree as follows:

I. Party A agrees to pay Party B a “Fund Occupancy Charge” for the entire loans borrowed from Party B, based on the following calculation methods:

1.	The Fund Occupancy Charge is on the basis of the commercial banks’ rate for one-year loans and shall float at the same rate as such bank loans of the same period;

2.	Any sales payment to be paid by Party A to Party B shall generate the Fund Occupancy Charge starting from the first day of the following month after each sale transaction is confirmed;

3.	Such Fund Occupancy Charge shall cease to accumulate by the date when Party A’s full payment is received on Party B’s account.

II. Pursuant to the aforesaid, both Parties acknowledge that, as of November 30, 2006, the Fund Occupancy Charge to be paid by Party A to Party B is RMB3,100,608.94 in total. Party A agrees to pay off such Fund Occupancy Charge in a lump sum prior to December 31, 2006.

III. Both Parties agree that any Fund Occupancy Charge after November 30, 2006 shall be calculated pursuant to the principles hereunder.

IV. This Agreement is made with two original copies. Each Party shall hold one copy and each copy shall have the same legal force.

V. This Agreement shall come into force upon executions and seals of both Parties. (No text hereinafter)

Party A: Beijing Novel-Tongfang Digital TV Technology Co., Ltd.

(Seal)

Authorized signature:	/s/ Jianhua Zhu

Party B: Beijing Super TV Co., Ltd.

(Seal)

Authorized signature:	/s/ Zengxiang Lu

Signing date: November 30, 2006